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                                                                     EXHIBIT 4.4

                                   ASSIGNMENT

        This Assignment (this "Assignment") dated March 28, 2003, is by and between Piedmont Partnership Holding Company, a Delaware corporation ("KO Subsidiary"), and Coca-Cola Ventures, Inc., a Delaware corporation ("Consolidated Subsidiary").

                                 R E C I T A L S

        WHEREAS, pursuant to the Securities Purchase Agreement, dated as of the date hereof ( the "Purchase Agreement"), by and between KO Subsidiary and Consolidated Subsidiary, KO Subsidiary agreed to sell to Consolidated Subsidiary, and Consolidated Subsidiary agreed to purchase from KO Subsidiary, the Interest (as defined in the Purchase Agreement) for an aggregate purchase price of $53.5 million (the "Purchase Price"), all on the terms and subject to the conditions set forth in the Purchase Agreement; and

        WHEREAS, capitalized terms used herein, and not otherwise defined herein, shall have the respective meanings ascribed to them in the Purchase Agreement;

        NOW, THEREFORE, in consideration of the foregoing premises and the payment of the Purchase Price by Consolidated Subsidiary to KO Subsidiary, KO Subsidiary and Consolidated Subsidiary hereby agree as follows:

1. TRANSFER OF THE PARTNERSHIP INTEREST. KO Subsidiary hereby sells, conveys, transfers and assigns to Consolidated Subsidiary, the Interest, free and clear of all security interests, liens, judgements or encumbrances of any kind or nature (other than encumbrances that may arise under the Partnership Agreement and federal or state securities laws).

2. FURTHER ASSURANCES. Each of KO Subsidiary and Consolidated Subsidiary agrees that it will, at any time and from time to time, execute and deliver to the other party such further documents and instruments and take such other actions, that may reasonably be requested by the other party to evidence the sale, conveyance, transfer and assignment of the Interest described in Section 1.

3. NO AMENDMENT. This Assignment is an instrument of transfer contemplated by, and is executed pursuant to, the Purchase Agreement. Nothing contained in this Assignment shall be deemed to supersede, amend or modify any of the terms, conditions or provisions of the Purchase Agreement or any rights or obligations of the parties hereto under the Purchase Agreement, and, to the extent of any conflict between the Purchase Agreement and this Assignment, the terms and provisions of the Purchase Agreement shall prevail.

                            [SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, each of the undersigned has caused this Assignment to be executed as of the day and year first written above.


                                PIEDMONT PARTNERSHIP HOLDING COMPANY


                                By:
                                   ---------------------------
                                     Name:
                                     Title:


                                COCA-COLA VENTURES, INC.


                                By:
                                   ---------------------------
                                     David V. Singer
                                     Vice President